Exhibit 99.1

SUNTRUST MORTGAGE SECURITIZATION, LLC,

as Purchaser,

and

SUNTRUST MORTGAGE, INC.,

as Seller,

 MORTGAGE LOAN PURCHASE AGREEMENT

 Dated as of [                         ], 200[ ]

[Fixed Rate][Adjustable Rate] Mortgage Loans

TABLE OF CONTENTS

 PAGE

ARTICLE I DEFINITIONS
SECTION 1.1.	Definitions	1
ARTICLE II SALE OF MORTGAGE LOANS; PAYMENT OF PURCHASE PRICE
SECTION 2.1.	Sale of Mortgage Loans	1
SECTION 2.2.	Obligations of Seller Upon Sale	2
SECTION 2.3.	Payment of Purchase Price for the Mortgage Loans	2
ARTICLE III REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH
SECTION 3.1.	Seller Representations and Warranties	2
SECTION 3.2.	Seller Representations and Warranties Relating to the Mortgage Loans	4
SECTION 3.3.	Remedies for Breach	4
ARTICLE IV SELLER’S COVENANTS
SECTION 4.1.	Covenants of the Seller	5
ARTICLE V SERVICING
SECTION 5.1.	Servicing	5
ARTICLE VI INDEMNIFICATION BY THE SELLER WITH RESPECT TO THE MORTGAGE LOANS
SECTION 6.1.	Indemnification	5
ARTICLE VII TERMINATION
SECTION 7.1.	Termination	6
ARTICLE VIII MISCELLANEOUS PROVISIONS
SECTION 8.1.	Amendment	6
SECTION 8.2.	Governing Law	6

i

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MORTGAGE LOAN PURCHASE AGREEMENT (the “Agreement”), dated as of [                    ], 200[  ], between SUNTRUST MORTGAGE, INC. (the “Seller”) and SUNTRUST MORTGAGE SECURITIZATION, LLC (the “Purchaser” or the “Depositor”).

W I T N E S S E T H

WHEREAS, the Seller is the owner of the notes or other evidence of indebtedness (the “Mortgage Notes”) so indicated on Schedule I hereto referred to below, and Related Documents (as defined below) (collectively, the “Mortgage Loans”);

WHEREAS, the Seller as of the date hereof owns the mortgages (the “Mortgages”) on the properties (the “Mortgaged Properties”) securing such Mortgage Loans, including rights to (a) any property acquired by foreclosure or deed in lieu of foreclosure or otherwise and (b) the proceeds of any insurance policies covering the Mortgage Loans, the Mortgaged Properties or the Mortgagors;

WHEREAS, the parties hereto desire that the Seller sell the Mortgage Loans to the Purchaser pursuant to the terms of this Agreement;

WHEREAS, the Purchaser will assign to SunTrust [          ], Series 200[  ]-[  ] (the “Trust” or the “Issuing Entity”) all of its rights against the Seller pursuant to this Agreement as described herein pursuant to the terms of a Pooling and Servicing Agreement dated as of [         ] 1, 200[ ] (the “Pooling and Servicing Agreement”) among the Purchaser, the Seller, [                                 ], as master servicer and securities administrator, [                                 ], as trustee, and SunTrust Mortgage, Inc., as servicer.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.    Definitions.  All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

ARTICLE II
SALE OF MORTGAGE LOANS; PAYMENT OF PURCHASE PRICE

SECTION 2.1.     Sale of Mortgage Loans.  The Seller, concurrently with the execution and delivery of this Agreement, does hereby sell, assign, set over, and otherwise convey to the Purchaser, without recourse, all of its right, title and interest in (other than any servicing rights relating to the Mortgage Loans), to and under the following, whether now existing or hereafter acquired and wherever located: (i) the Mortgage Loans, including the related Cut-off Date Balance, all payments in respect of the Mortgage Loans received after the Cut-off Date (exclusive of payments in respect of principal and interest on the delinquent Mortgage Loans due prior to the Cut-off Date and received thereafter); (ii) property which secured a Mortgage Loan and which has been acquired by foreclosure or deed in lieu of foreclosure; (iii) the interest of the Seller in any insurance policies in respect of the Mortgage Loans; (iv) all rights under any guaranty and/or additional security agreement executed in connection with a Mortgage Loan; and (v) all proceeds of the foregoing.

SECTION 2.2.    Obligations of Seller Upon Sale.  In connection with any transfer pursuant to Section 2.1 hereof, the Seller further agrees, at its own expense, on or prior to the Closing Date, (a) to indicate in its books and records, other than for accounting and federal income tax purposes, that the Mortgage Loans have been sold to the Trustee, as assignee of the Purchaser pursuant to this Agreement and (b) to deliver to the Purchaser a computer file containing a true and complete list of all such Mortgage Loans specifying for each such Mortgage Loan, as of the related Cut-off Date, (i) its account number and (ii) the Cut-off Date Balance.  The file prepared by or on behalf of the Seller shall also be marked as Schedule I to this Agreement and is hereby incorporated into and made a part of this Agreement.

In connection with any conveyance by the Seller, the Seller shall on behalf of the Purchaser, the Depositor and the Issuing Entity deliver to, and deposit with the Custodian, as custodian on behalf of the Trustee, as assignee of the Purchaser, on or before the Closing Date (except as noted below) the documents or instruments with respect to each Mortgage Loan (collectively, the “Mortgage File” or, other than the Mortgage Note, the “Related Documents”) listed in [Section 2.01(b)] of the Pooling and Servicing Agreement.

The parties hereto intend that the transaction set forth herein be a sale for all purposes other than accounting purposes by the Seller to the Purchaser of all the Seller’s right, title and interest in and to the Mortgage Loans and other property described above.  In the event the transaction set forth herein is deemed not to be a sale, the Seller hereby grants to the Purchaser a security interest in all of the Seller’s right, title and interest in, to and under the Mortgage Loans and the Related Documents and other property described above, whether now existing or hereafter created, to secure all of the Seller’s obligations hereunder; and this Agreement shall constitute a security agreement under applicable law.

SECTION 2.3.     Payment of Purchase Price for the Mortgage Loans.  In consideration of the sale of the Mortgage Loans from the Seller to the Purchaser on the Closing Date, the Purchaser agrees to pay to the Seller on the Closing Date by transfer of immediately available funds, an amount equal to $[                         ] (the “Purchase Price”).  The Seller shall pay, and be billed directly for, all expenses incurred by the Purchaser in connection with the issuance of the Certificates, including, without limitation, printing fees incurred in connection with the prospectus relating to the Certificates, blue sky registration fees and expenses, fees and expenses of Counsel to the Issuing Entity, fees of the rating agencies requested to rate the Certificates, accountant’s fees and expenses, Custodian fees, loan level due diligence fees, the fees and expenses of the Trustee and other out-of-pocket costs, if any.

ARTICLE III
REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

SECTION 3.1.     Representations and Warranties of the Seller.  The Seller represents and warrants to the Purchaser as of the Closing Date that:

(a)           the Seller is a Virginia corporation, duly organized validly existing and in good standing under the laws of the Commonwealth of Virginia, and has the corporate power to own its assets and to transact the business in which it is currently engaged.  The Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets, or condition (financial or other) of the Seller;

(b)           the Seller has the corporate power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under the Agreement, including the power, authority and capacity to hold and sell each Mortgage Loan, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.  When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies;

(c)           the Seller is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for such consent, license, approval or authorization, or registration or declaration, as shall have been obtained or filed, as the case may be, prior to the Closing Date;

(d)           it is not in violation of, and the execution, delivery and performance of this Agreement by the Seller will not violate, any provision of any existing law or regulation or any order or decree of any court or any order or decree of any federal, state or municipal governmental agency applicable to the Seller or any provision of the articles of incorporation or bylaws of the Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Seller is a party or by which the Seller may be bound;

(e)           no litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of the Seller threatened, against the Seller or any of its properties or with respect to this Agreement which in the opinion of the Seller has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Agreement;

(f)           the Mortgage Loans are not being transferred by the Seller with any intent to hinder, delay or defraud any creditors of the Seller;

(g)           immediately prior to the delivery of each Mortgage Loan, the related Mortgage was held of record solely for the account of the Seller and the Seller was the owner of the related Mortgage Note, in the event that it retains record title, it shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser or its assignee as the owner thereof and only for the purpose of servicing or supervising the servicing of each such Mortgage Loan;

(h)           the consummation of the transactions contemplated by this Agreement are in the Seller’s ordinary course of business, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by it pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions; and

(i)           the written statements, reports and other documents prepared and furnished or to be prepared and furnished by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby taken in the aggregate do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

It is understood and agreed that the representations and warranties set forth in this Section 3.1 shall survive the sale and assignment of the Mortgage Loans to the Purchaser.

SECTION 3.2.     Representations as to the Mortgage Loans. The Seller hereby makes the representations and warranties set forth in Schedule II hereto to the Purchaser, as of the Closing Date, or if so specified therein, as of the Cut-off Date or date of origination of the Mortgage Loans.

It is understood and agreed that the representations and warranties set forth in Schedule II shall survive delivery of the respective Mortgage Files to the Trustee or the Custodian on behalf of the Trustee or its designee on behalf of the Purchaser.

SECTION 3.3.      Remedies for Breach.  With respect to a breach of any representation or warranty set forth in Section 3.1 or Schedule II hereof that materially and adversely affects the value of any Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, the Seller hereby agrees to comply with the remedy provisions set forth in Section [3.03] of the Pooling and Servicing Agreement with respect thereto.  Any breach of the representation and warranty set forth in clauses (c)(1), (c)(2) and (c)(3) of Schedule II therein shall be deemed to materially and adversely affect the interest of the Purchaser or the Purchaser’s assignee, transferee or designee in that Mortgage Loan, notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation and warranty.  With respect to the representations and warranties which are made to the best of the Seller’s knowledge, if it is discovered by the Purchaser, the Seller, the Underwriters, the Trustee, the Master Servicer, the Servicer, or any assignee, transferee or designee of the Purchaser that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the Mortgage Loans or the interests of the Purchaser therein, notwithstanding such Seller’s lack of knowledge with respect to the substance of such representation or warranty, remedies for breach will apply to such inaccuracy.  Upon discovery by the Purchaser, the Seller, the Underwriters, the Trustee, the Master Servicer, the Servicer, the Subservicer or any assignee, transferee or designee of the Purchaser of a breach of any of the representations and warranties of the Seller contained in Section 3.1 or Schedule II of this Agreement that materially and adversely affects the value of any Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, the party discovering the breach shall give prompt written notice to the others.  Within 60 days of its discovery or its receipt of notice of any such missing or materially defective documentation or any such breach of a representation or warranty, the Seller shall promptly deliver such missing document or cure such defect or breach in all material respects, or in the event such defect or breach cannot be cured, the Seller shall repurchase the affected Mortgage Loan or if within two years of the Closing Date, cause the removal of such Mortgage Loan from the Trust and substitute for it one or more Qualifying Substitute Mortgage Loans, in either case, in accordance with Sections [3.01, 3.02 and 3.03] of the Pooling and Servicing Agreement.

ARTICLE IV
COVENANTS OF THE SELLER

SECTION 4.1.     Covenants of the Seller.  The Seller hereby covenants that except for the transfer hereunder, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Mortgage Loan, or any interest therein; the Seller will notify the Trustee at the Trustee’s Corporate Trust Office, as assignee of the Purchaser, of the existence of any Lien on any Mortgage Loan immediately upon discovery thereof; and the Seller will defend the right, title and interest of the Trust, as assignee of the Purchaser, in, to and under the Mortgage Loans, against all claims of third parties claiming through or under the Seller.

ARTICLE V
SERVICING

SECTION 5.1.      Servicing.  The Seller has arranged for [                       ] to act as Master Servicer of the Mortgage Loans pursuant to the terms and conditions of the Pooling and Servicing Agreement and, from and after the Closing Date, for SunTrust Mortgage, Inc. to service and administer the Mortgage Loans pursuant to the terms and conditions of the Pooling and Servicing Agreement.

ARTICLE VI
INDEMNIFICATION BY THE SELLER
WITH RESPECT TO THE MORTGAGE LOANS

SECTION 6.1.      Indemnification.

The Seller agrees to indemnify and to hold each of the Purchaser, the Trustee, each of the officers and directors of each such entity and each person or entity who controls each such entity or person and each Certificateholder harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser, the Trustee or any such person or entity and any Certificateholder may sustain in any way (i) related to the failure of the Seller to perform its duties in compliance with the terms of this Agreement, (ii) arising from a breach by the Seller of its representations and warranties in Article III and Schedule II of this Agreement or (iii) related to the origination or prior servicing of the Mortgage Loans by reason of any acts, omissions, or alleged acts or omissions of the Seller, the originator or any servicer.  The Seller shall immediately notify the Purchaser, the Trustee, and each Certificateholder if a claim is made by a third party with respect to this Agreement.  The Seller shall assume the defense of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Purchaser, the Trustee or any such person or entity and/or any Certificateholder in respect of such claim.

ARTICLE VII
TERMINATION

SECTION 7.1.       Termination.  The respective obligations and responsibilities of the Seller and the Purchaser created hereby shall terminate, except for the Purchaser’s and Seller’s indemnity obligations as provided herein, upon the termination of the Trust as provided in the Pooling and Servicing Agreement.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

SECTION 8.1.        Amendment.  This Agreement may be amended from time to time by the Seller and the Purchaser, by written agreement signed by the Seller and the Purchaser.

SECTION 8.2.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 8.3.        Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(a)           if to the Seller:

SunTrust Mortgage, Inc.
______________________
______________________
Attention: ______________

or, such other address as may hereafter be furnished to the Purchaser in writing by the Seller.

(b)           if to the Purchaser:

SunTrust Mortgage Securitization, LLC
_______________________
_______________________
Attention: ________________

with a copy to:

[                                         ]

or such other address as may hereafter be furnished to the Seller in writing by the Purchaser.

SECTION 8.4.      Severability of Provisions.  If any one or more of the covenants, agreements, provisions of terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity of enforceability of the other provisions of this Agreement.

SECTION 8.5.       Counterparts.  This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement.

SECTION 8.6.        Further Agreements.  The Purchaser and the Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or reasonable and appropriate to effectuate the purposes of this Agreement or in connection with the issuance of any series of Certificates representing interests in the Mortgage Loans.

Without limiting the generality of the foregoing, as a further inducement for the Purchaser to purchase the Mortgage Loans from the Seller, the Seller will cooperate with the Purchaser in connection with the sale of any of the securities representing interests in the Mortgage Loans.  In that connection, the Seller will provide to the Purchaser any and all information and appropriate verification of information, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall reasonably request and will provide to the Purchaser such additional representations and warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller as are reasonably required in connection with such transactions and the offering of securities rated by the applicable Rating Agencies.

Without limiting the foregoing, the Seller agrees to deliver to the Purchaser the following documents and opinions in connection with the issuance of the Certificates on or before the Closing Date:

1.           one or more opinions of counsel addressed to the Purchaser, the Depositor and to any Person reasonably designated by the Purchaser, in a form reasonably acceptable to the Purchaser, from counsel to the Seller as to due incorporation and good standing, due authorization, execution and delivery by the Seller of this Agreement and related agreements for which the Seller is a signatory; the enforceability of such documents by the Seller; and other corporate matters;

2.           an opinion of counsel to the Seller, addressed to the Purchaser, the Depositor and to any Person designated by the Purchaser, in a form acceptable to the Purchaser, addressing the characterization of the transfer of the Mortgage Loans from the Seller to the Purchaser; and

3.           letters from the Seller’s certified public accountants, letters, dated the date of the prospectus supplement or any other offering document relating to the Certificates and satisfactory in form and substance to the Purchaser, the Depositor and to any Person designated by the Purchaser, to the effect that such accountants have performed certain specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the prospectus supplement or any other offering document relating to the Certificates agrees with the general accounting records of the Seller.

In addition, the Seller shall execute the Pooling and Servicing Agreement in its capacity as seller and will make the representations and warranties set forth in Article III and Schedule II herein to the Issuing Entity, the Securities Administrator and the Trustee in the Pooling and Servicing Agreement as of the date of the issuance of the Certificates.

SECTION 8.7.         Intention of the Parties.  It is the intention of the parties that the Purchaser is purchasing, and that the Seller is selling, the Mortgage Loans rather than pledging the related Mortgage Loans to secure a loan by the Purchaser to the Seller.  Accordingly, the parties hereto each intend to treat the transaction, other than for accounting purposes, as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans.

SECTION 8.8.          Successors and Assigns:  Assignment of Purchase Agreement.  The Agreement shall bind and inure to the benefit of and be enforceable by the Seller, the Purchaser and the Trustee.  The obligations of the Seller under this Agreement cannot be assigned or delegated to a third party without the consent of the Purchaser, which consent shall be at the Purchaser’s sole discretion.  The parties hereto acknowledge that the Purchaser is acquiring the Mortgage Loans for the purpose of contributing them to a trust that will issue a series of securities, the payment of principal and interest on which will be secured by the mortgage loans and other assets of the trust.  As an inducement to the Purchaser to purchase the Mortgage Loans, the Seller acknowledges and consents to the assignment by the Purchaser to the Trust and the pledge by the Trust to the Trustee of all of the Purchaser’s rights against the Seller pursuant to this Agreement insofar as such rights relate to Mortgage Loans transferred to the Trust and the Trustee and to the enforcement or exercise of any right or remedy against the Seller pursuant to this Agreement by the Trust or the Trustee.  Such enforcement of a right or remedy by the Trust or the Trustee shall have the same force and effect as if the right or remedy had been enforced or exercised by the Purchaser directly.

SECTION 8.9.          Survival.  The representations and warranties set forth in Sections 3.1 and Schedule II and the provisions of Article VI shall survive the purchase of the Mortgage Loans hereunder and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement.  The representations and warranties shall not be impaired by any review and examination of documents to be delivered or held by the Seller in respect of each Mortgage Loan or other documents evidencing or relating to the Mortgage Loans or any failure on the part of the Purchaser or any successor or assignee thereof to review or examine such documents.

SECTION 8.10.         Third Party Beneficiaries.  The Issuing Entity, the Trustee and the Securities Administrator are the intended third-party beneficiaries of this Agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed to this Mortgage Loan Purchase Agreement by their respective officers thereunto duly authorized as of the day and year first above written.

SUNTRUST MORTGAGE SECURITIZATION, LLC, as Purchaser

By: _____________________________________
Name:
Title:

SUNTRUST MORTGAGE, INC.,
  as Seller

By: ______________________________________
Name:
Title

STATE OF [                              ]                                                                           )
) ss.:
COUNTY OF [                              ]                                                                           )

On the [______] day of [                              ] before me, a Notary Public in and for said State, personally appeared [                              ], known to me to be a [                              ] of SunTrust Mortgage Securitization, LLC, the limited liability company that executed the within instrument, and also known to me to be the person who executed it on behalf of said limited liability company, and acknowledged to me that such limited liability company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_________________________________
Notary Public

STATE OF [                              ]                                                                           )
) ss.:
COUNTY OF [                              ]                                                                           )

On the [______] day of [                              ] before me, a Notary Public in and for said State, personally appeared [                              ], known to me to be a [                              ] of SunTrust Mortgage, Inc., the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

______________________________
Notary Public

SCHEDULE I

MORTGAGE LOANS

(including Prepayment Charge Schedules and Prepayment Charge Summary)

I-1

SCHEDULE II

REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS

(a)	General Representations Relating to the Mortgage Loans and the Mortgagors:

(1)           The information set forth on Schedule I to the Agreement, with respect to each Mortgage Loan is true and correct in all material respects as of the Closing Date.

(2)            Each Mortgage is a valid and enforceable first lien on the Mortgaged Property subject only to (a) the lien of nondelinquent current real property taxes and assessments and liens or interests arising under or as a result of any federal, state or local law, regulation or ordinance relating to hazardous wastes or hazardous substances and, if the related Mortgaged Property is a unit in a condominium project or [Planned Unit Development], any lien for common charges permitted by statute or homeowner association fees, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being generally acceptable to mortgage lending institutions in the area wherein the related Mortgaged Property is located or specifically reflected in the appraisal made in connection with the origination of the related Mortgage Loan, and (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage.

(3)           Immediately prior to the assignment of the Mortgage Loans to the Purchaser, the Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any pledge, lien, encumbrance or security interest and had full right and authority, subject to no interest or participation of, or agreement with, any other party, to sell and assign the same pursuant to this Agreement.

(4)           There is no valid offset, defense or counterclaim to any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal of or interest on such Mortgage Note.

(5)           Except as reflected in a written document contained in the related Mortgage File, the Seller has not modified the Mortgage in any material respect; satisfied, cancelled or subordinated such Mortgage in whole or in part; released the related Mortgaged Property in whole or in part from the lien of such Mortgage; or executed any instrument of release, cancellation, modification or satisfaction with respect thereto.

(6)           The Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms and under applicable law.

(7)           The proceeds of the Mortgage Loans have been fully disbursed and there is no requirement for future advances thereunder.

(8)           The related Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the

Mortgaged Property of the benefits of the security, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.

(9)           With respect to each Mortgage constituting a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the holder of the Mortgage to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(10)           Any leasehold estate securing a Mortgage Loan has a stated term at least five years longer than the term of the related Mortgage Loan.

(11)           Each Mortgage Loan was selected from among the outstanding fixed-rate one-to- four family mortgage loans in the Seller’s portfolio at the Closing Date as to which the representations and warranties made with respect to the Mortgage Loans set forth in this Schedule II can be made. No such selection was made in a manner intended to adversely affect the interests of the Certificateholders.

(12)           The Mortgage Loans provide for the full amortization of the amount financed over a series of monthly payments.

(13)           At origination, substantially all of the Mortgage Loans in Pool [          ] had stated terms to maturity of 20 to 30 years and 15 years.

(14)           Scheduled monthly payments made by the Mortgagors on the Mortgage Loans either earlier or later than their Due Dates will not affect the amortization schedule or the relative application of the payments to principal and interest.

(15)           Approximately [     ]% of the Mortgage Loans in Pool [     ], contain a prepayment penalty pricing option with customary terms. The Mortgagors may prepay all of the other Mortgage Loans at any time without penalty.

(16)           Approximately [     ]% of the Mortgage Loans in Pool [     ], are jumbo mortgage loans that have Stated Principal Balances at  origination that exceed the then applicable limitations for purchase by Fannie Mae and Freddie Mac.

(17)           Each Mortgage Loan in Pool [     ] was originated on or after __________.

(18)           The latest stated maturity date of any Mortgage Loan in Pool [     ] is __________, and the earliest is __________.

(19)           No Mortgage Loan was delinquent more than 30 days as of the Cut-off Date.

(20)           No Mortgage Loan had a Loan-to-Value Ratio at origination of more than 100%. Generally, each Mortgage Loan with a Loan-to-Value Ratio at origination of greater than 80% is covered by a Primary Insurance Policy issued by a mortgage insurance company that is acceptable to Fannie Mae or Freddie Mac.

(21)           Each Mortgage Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.

(b)	Representations Relating to the Mortgaged Property:

(1)           As of the date of origination of each Mortgage Loan, there was no delinquent tax or assessment lien against the related Mortgaged Property.

(2)           There are no mechanics’ liens or claims for work, labor or material affecting any Mortgaged Property which are or may be a lien prior to, or equal with, the lien of such Mortgage, except those which are insured against by the title insurance policy referred to in item (4) below.

(3)           To the Seller’s knowledge, no Mortgaged Property has been materially damaged by water, fire, earthquake, windstorm, flood, tornado or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances, as to which the Seller makes no representation) so as to affect adversely the value of the related Mortgaged Property as security for such Mortgage Loan. With respect to the representations and warranties contained within this item (b)(3) that are made to the knowledge or the best knowledge of the Seller or as to which the Seller has no knowledge, if it is discovered that the substance of any such representation and warranty is inaccurate and the inaccuracy materially and adversely affects the value of the related Mortgage Loan, or the interest therein of the Purchaser, then notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation and warranty being inaccurate at the time the representation and warranty was made, such inaccuracy shall be deemed a breach of the applicable representation and warranty and the Seller shall take such action described in Section 3.3 of the Agreement in respect of such Mortgage Loan.

(4)           A lender’s policy of title insurance together with a condominium endorsement and extended coverage endorsement, if applicable, in an amount at least equal to the Cut-off Date Principal Balance of each such Mortgage Loan or a commitment (binder) to issue the same was effective on the date of the origination of each Mortgage Loan, each such policy is valid and remains in full force and effect, or, in lieu thereof, an [Alternative Title Product].

(5)           To the Seller’s knowledge, all of the improvements which were included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of such property, and no improvements on adjoining properties encroach upon the Mortgaged Property, unless such failure to be wholly within such boundaries and restriction lines or such encroachment, as the case may be, does not have a material effect on the value of such Mortgaged Property.

(6)           To the Seller’s knowledge, as of the date of origination of each Mortgage Loan, no improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation unless such violation would not have a material adverse effect on the value of the related Mortgaged Property. To the Seller’s knowledge, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities, unless the lack thereof would not have a material adverse effect on the value of such Mortgaged Property.

(7)           As of the Closing Date, the improvements upon each Mortgaged Property are covered by a valid and existing hazard insurance policy with a generally acceptable carrier that provides for fire and extended coverage and coverage for such other hazards as are customarily required by institutional single family mortgage lenders in the area where the Mortgaged Property is located, and the Seller has received no notice that any premiums due and payable thereon have not been paid; the Mortgage obligates the Mortgagor thereunder to maintain all such insurance including flood insurance at the Mortgagor’s cost and expense.  Anything to the contrary in this item (b)(7) notwithstanding, no breach of this item (b)(7) shall be deemed to give rise to any obligation of the Seller to repurchase or substitute for such affected Mortgage Loan or Loans so long as the Seller maintains a blanket policy.

(8)           If at the time of origination of each Mortgage Loan, the related Mortgaged Property was in an area then identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the then-current requirements of the [Flood Insurance Administration] is in effect with respect to such Mortgaged Property with a generally acceptable carrier.

(9)           To the Seller’s knowledge, there is no proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property, nor is such a proceeding currently occurring.

(10)           Appraisal form 1004 or form 2055 with an interior inspection for first lien mortgage loans has been obtained for all related mortgaged properties, other than condominiums, investment properties, two to four unit properties and exempt properties, for which appraisal form 1004 or form 2055 has not been obtained.

(11)           Appraisal form 704, 2065 or 2055 with an exterior only inspection for junior lien mortgages combined with first lien mortgages (including home equity lines of credit) has been obtained for all related mortgaged properties, other than condominiums, investment properties, two to four unit properties and exempt properties, for which appraisal form 1004 or form 2055 has not been obtained. Appraisal form 704, 2065 or 2055 with an exterior only inspection for all other junior lien mortgages has been obtained for all related mortgaged properties, other than those related mortgaged properties that qualify for an [Automated Valuation Model].

(c)	Representations Relating to Predatory Lending Laws:

(1)           Each Mortgage Loan at origination complied in all material respects with applicable local, state and federal laws, including, without limitation, usury, equal credit opportunity, real estate settlement procedures, truth-in-lending and disclosure laws and specifically applicable predatory and abusive lending laws.

(2)           No Mortgage Loan is a “high cost loan” as defined by the specific applicable predatory and abusive lending laws.

(3)           No Mortgage Loan is a “high cost loan” as defined by the specific applicable local, state or federal predatory and abusive lending laws. In addition, no Mortgage Loan is a “High Cost Loan” or a “Covered Loan”, as applicable (as such terms are defined in the then current version of the Standard & Poor’s LEVELS® Glossary, Appendix E) and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

(d)	[Freddie Mac and Fannie Mae Representations]